UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - September 22, 2006

ACE LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ACE Global Headquarters
17 Woodbourne Avenue
Hamilton HM 08 Bermuda
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On September 22, 2006, the Company amended and restated its code of conduct for release on September 25, 2006. The revised code of conduct integrated into the code of conduct, and in some cases expanded, a number of policies (such as policies regarding substance abuse, anti-competitive laws, business gifts and entertainment, and electronic communications and data security) that previously were handled by separate policy statements, which were referenced but not included in the prior version of the code of conduct. The amendments to the code of conduct also expanded and clarified some of the policies covered in the prior version of the code of conduct (such as policies relating to conflicts of interest, restrictions in trading in the Company's securities and equal employment matters). And, the amendments added new topics to the code of conduct (such as prevention of money laundering). In addition, certain technical, administrative and other non-substantive amendments have been made. For example, case studies have been provided to illustrate some of the policies. While certain amendments relate to elements of the "code of ethics" definition under Securities and Exchange Commission regulations, the Company has not amended the substantive nature of those elements as they appeared in the code of conduct prior to the amendments. A copy of amended and restated code of conduct has been posted on the Company's website, www.acelimited.com and can be accessed by clicking on "Investor Information," followed by "Corporate Governance" and the relevant button under the Corporate Governance listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

	By:	/s/ Robert F. Cusumano
Robert F. Cusumano
General Counsel

DATE: September 25, 2006